CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated July 27, 2022, with respect to the financial statements of Allspring Asset Allocation Fund (formerly, Wells Fargo Asset Allocation Fund), Allspring Growth Balanced Fund (formerly, Wells Fargo Growth Balanced Fund), and Allspring Moderate Balanced Fund (formerly, Allspring Moderate Balanced Fund), three of the funds comprising Allspring Funds Trust (formerly, Wells Fargo Funds Trust), as of May 31, 2022, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
September 26, 2022